EXHIBIT 23




                 CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated April 7, 2005 on the balance sheet of AEI Income and Growth Fund 26 LLC as of April 4, 2005 and our report dated January 26, 2005 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2004 and 2003 in the Amendment No. 2 to Form SB-2 Registration Statement of AEI Income and Growth Fund 26 LLC dated on or about September 27, 2005 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.





                            /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                   Certified Public Accountants


Minneapolis, Minnesota
September 27, 2005